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                                                                  EXHIBIT 3.4(d)

          AMENDMENT TO PARTNERSHIP AGREEMENT AND AMENDED AND RESTATED
                       CERTIFICATE OF LIMITED PARTNERSHIP

     AMENDMENT TO PARTNERSHIP AGREEMENT AND AMENDED AND RESTATED CERTIFICATE OF LIMITED PARTNERSHIP (this "Amendment") of National Property Investors 5, a California limited partnership (the "Partnership"), dated October 19, 2004.

                                    RECITALS

     A. The business of the Partnership is governed by that certain Partnership Agreement dated July 15, 1981, as amended from time to time ("Partnership Agreement"), and that certain Amended and Restated Certificate of Limited Partnership dated November 15, 1981, as amended from time to time ("Partnership Certificate").

     B. Pursuant to Section 16 of the Partnership Agreement and Section 13 of the Partnership Certificate, consent of a majority of the limited partners of the Partnership is required to amend both of such documents, and NPI Equity Investments, Inc., a Florida corporation, the sole general partner of the Partnership, has secured such consents pursuant to the Partnership Agreement and the Partnership Certificate.

                             CONTRACTUAL PROVISIONS

     1. Amendment of Partnership Agreement. Section 4 of the Partnership Agreement is hereby deleted and replaced with the following:

          "4. TERM

               The Partnership commenced as of the 15th day of July, 1981, and shall continue until the 31st day of December, 2024, unless previously terminated in accordance with the provisions of this Partnership Agreement."

     2. Amendment of Partnership Certificate. Section 5 of the Partnership Certificate is hereby deleted and replaced with the following:

               "5. The term for which the partnership is to exist commenced as of July 15, 1981, and will continue until December 31, 2024, unless sooner terminated in accordance with the Partnership Agreement or by operation of law."

     3. Except as provided in this Amendment, the Partnership Agreement and the Partnership Certificate shall continue in full force and effect in accordance with their terms.

                                 NPI EQUITY INVESTMENTS, INC.,
                                 a Florida corporation, its sole general partner


                                 By: /s/ Patti K. Fielding
                                     -------------------------------------------
                                         Patti K. Fielding
                                         Executive Vice President